Exhibit 99.1

FOR IMMEDIATE RELEASE

December 1, 2015

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY ENTERS AMENDMENT TO TRANSPORTATION AGREEMENT WITH BNSF TO ADDRESS DEPRESSED INTERNATIONAL CONDITIONS

Gillette, Wyo, December 1, 2015 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced that Cloud Peak Energy Logistics LLC entered into an amended transportation agreement with BNSF Railway Company to eliminate both parties’ volume obligations for the period 2016 through 2018 in exchange for a series of payments.

Under the amended agreement, Cloud Peak Energy made an upfront payment to BNSF and has the right to make payments from 2016 through 2018 replacing the previous take-or-pay commitments during this three-year period.  The aggregate reduction in potential payments if we do not ship any export tons during this three-year period is substantially comparable to the reduction under the export terminal throughput amendment announced in October 2015 by Cloud Peak Energy.  Except as amended, the original transportation agreement remains in place through the end of 2024.

The parties will continue to meet regularly going forward to discuss market conditions and any potential shipments and the terms for any shipments.  If export shipments do not occur, it is expected that Spring Creek Mine production volumes will be reduced accordingly.

“We appreciate our constructive relationship with BNSF and their willingness to work with us in recognition of current extremely depressed international prices,” said Colin Marshall, Cloud Peak Energy’s President and Chief Executive Officer.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2014, Cloud Peak Energy shipped approximately 86 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations and beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. Forward-looking statements include the timing and volumes of any future Asian export shipments, potential Spring Creek Mine production volumes and reductions, market conditions and growth opportunities for Asian exports of Powder River Basin coal and other statements regarding the expected benefits of this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including government energy and tax policies and the political and regulatory environment impacting coal-fired generation and exports of U.S. thermal coal, economic and industry conditions, demand by Asian utilities for our coal and competition from other producers of coal and sources of electricity generation, Newcastle benchmark prices and prices we receive for delivered export sales, rail and terminal performance and availability required to deliver our export tons, demurrage costs, the impact of future take-or-pay commitments and other factors. For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE:

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations